                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

                               DYNAMIC MATERIALS CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if Other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                         DYNAMIC MATERIALS CORPORATION
                                5405 SPINE ROAD
                            BOULDER, COLORADO 80301
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 13, 2001

To the Stockholders of
DYNAMIC MATERIALS CORPORATION:                                    August 2, 2001

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DYNAMIC MATERIALS CORPORATION, a Delaware corporation (the "Company"), will be held on September 13, 2001 at 9:00 a.m. local time at 5405 Spine Road, Boulder, Colorado 80301 for the following purposes:

    1. To elect Dr. George W. Morgenthaler and Mr. Bernard Fontana as directors to hold office until the 2004 meeting of stockholders.

    2. To ratify the selection of Arthur Andersen LLP as independent accountants of the Company for its fiscal year ending December 31, 2001.

    3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the proxy statement accompanying this notice.

    The Board of Directors has fixed the close of business on July 31, 2001, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors,
                                          /s/ RICHARD A. SANTA
                                          --------------------------------------
                                          RICHARD A. SANTA
                                          Vice President, Chief Financial
                                          Officer and Secretary

Boulder, Colorado

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR THAT PURPOSE, WITH POSTAGE PREPAID IF MAILED IN THE UNITED STATES. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                         DYNAMIC MATERIALS CORPORATION
                                5405 SPINE ROAD
                            BOULDER, COLORADO 80301

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 13, 2001

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Dynamic Materials Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on September 13, 2001 at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The annual meeting will be held at the Company's offices at 5405 Spine Road, Boulder, Colorado. The Company intends to mail this proxy statement and accompanying proxy card on or about August 6, 2001, to all stockholders entitled to vote at the annual meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock of the Company beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of common stock at the close of business on July 31, 2001 will be entitled to notice of and to vote at the annual meeting. At the close of business on July 31, 2001, the Company had outstanding and entitled to vote 5,016,125 shares of common stock. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.

    All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be considered present at the annual meeting for the purpose of establishing a quorum.

    With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions on the proposal to ratify the Company's auditors will have no effect.

    Brokerage firms who hold shares in "street name" for customers have the authority to vote those shares with respect to the election of directors and the ratification of the appointment of the Company's auditors if such firms have not received voting instructions from a beneficial owner.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 5405 Spine Road, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. If no direction is indicated, the shares will be voted FOR the election of each of the nominees for director and FOR the selection of Arthur Andersen LLP as the Company's independent accountants for the current fiscal year. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the annual meeting.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 2002 annual meeting of stockholders must be received by the Company not later than March 28, 2002 in order to be included in the proxy statement and proxy relating to that annual meeting.

    Any stockholder proposal to be considered at the Company's 2002 annual meeting, but not included in the proxy materials, must be submitted in writing and received by the company not fewer than 60 days prior to the 2002 annual meeting; provided, however, that in the event that fewer than 70 days' notice or public announcement of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business of the tenth day following the day on which public announcement of the meeting date is first made by the Company.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    There are two nominees for election to the Board of Directors. Each director to be elected will hold office for a three-year term. In any event, a director elected pursuant to this proxy statement will hold office until his successor is elected and is qualified, or until such director's earlier death, resignation or removal.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                                    NOMINEES

    The names of the nominees and certain information about them are set forth below.

    DR. GEORGE W. MORGENTHALER. Dr. Morgenthaler, age 74, has served as a director of the Company since June 1986 and during the period from 1971 to 1976. Dr. Morgenthaler has been a Professor of Aerospace Engineering at the University of Colorado at Boulder since 1986. He has served as Department Chair, Director of the University of Colorado's BioServe Commercial Space Center and Associate Dean of Engineering for Research. Previously, Dr. Morgenthaler was Vice President of Technical Operations at Martin Marietta's Denver Aerospace Division, Vice President Primary Products Division of Martin Marietta Aluminum Co. and Vice President and General Manager of the Baltimore Division of Martin Marietta Aerospace Co. Dr. Morgenthaler has served as a director of Computer Technology Assoc. Inc. from 1993 to 1999 and served as a director of Columbia Aluminum Company from 1987 to 1996.

    MR. BERNARD FONTANA. Mr. Fontana, age 40, has served as a director of the Company and was President and Chief Executive Officer of the Company from June 2000 through November 2000. Mr. Fontana has been Executive Vice President of the Fine Chemicals division of Groupe SNPE since January 2001. Mr. Fontana has also been Vice President of Groupe SNPE, North America since
September 1999, and President of SNPE, Inc. since November 1999. Mr. Fontana was Vice President of Strategy and Business Development of the Chemicals division of Groupe SNPE from June 1998 to September 1999, General Manager of SNPE Chimie from September 1996 to June 1998 and General Manager of Bergerac N.C., a business unit of Groupe SNPE, from 1992 to September 15, 1996.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE
          DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

    MR. DEAN K. ALLEN. Mr. Allen, age 65, has served the Company as a director since July 1993. In January, 2001, Mr. Allen retired as President of Parsons Europe, Middle East and South Africa, a position he had held since
February 1996.

    MR. BERNARD RIVIERE. Mr. Riviere, age 62, has served as director of the Company since June 2000. Mr. Riviere is currently Senior Vice President and CEO of Groupe SNPE, a position he has held since September 1999. Mr. Riviere was Senior Vice President of the Chemicals division of Groupe SNPE from April 1996 to September 1999 and Senior Vice President of Business Development for Groupe SNPE from September 1994 to April 1996.

    MR. MICHEL PHILIPPE. Mr. Philippe, age 57, has served as a director of the Company since June 2000. Mr. Philippe is currently Corporate Senior Vice President of Financial and Legal Affairs of Groupe SNPE, a position he has held since 1990.

          DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING

    MR. BERNARD HUEBER. Mr. Hueber, age 59, has served as director of the Company and has been the Chairman of the Board of the Company since June 2000. Mr. Hueber also currently serves as the Chairman of the Board and Chief Executive Officer of Nobel Explosifs France, a company engaged in the manufacture and sale of commercial explosives for industrial applications and the explosive cladding business, a position he has held since 1990.

    MR. GERARD MUNERA. Since October 1996, Mr. Munera, age 65, has been chairman and CEO of Synergex, a personally controlled holding company, with majority participation in Arcadia, a manufacturer of low rise curtain walls, store fronts and office partitions, and in Estancia El Olmo, a large cattle ranch, as well as minority participation in other companies, particularly in the gold mining and high technology industries. From 1994 to October 1996, Mr. Munera was Chairman and CEO of Latin American Gold Inc., a gold exploration and mining company.

EXECUTIVE OFFICERS

    The following individuals serve as executive officers of the Company. Each executive officer is elected by the Board of Directors and serves at the pleasure of the Board.

NAME                                                  POSITION                            AGE
----                                                  --------                          --------
Mr. Yvon Pierre Cariou......  President and Chief Executive Officer                        55

Mr. Richard A. Santa........  Vice President, Chief Financial Officer and Secretary        50

Mr. John G. Banker..........  Vice President, Marketing and Sales, Clad Metal Division     54

    MR. YVON PIERRE CARIOU. Mr. Cariou has served as President and Chief Executive Officer since November 2000. Mr. Cariou has extensive senior management experience in fields closely related to the activities of DMC, including the manufacturing of specialty metal products and precision components for the aerospace industry. From March 2000 to November 2000, Mr. Cariou was a consultant who performed research and development projects for the oil industry. From November 1998 to March 2000, Mr. Cariou was President and Chief Executive Officer of AstroCosmos Metallurgical Inc., an exotic metal fabricator, where he facilitated the integration of AstroCosmos into Groupe Carbone Lorraine. From September 1993 to September 1998, Mr. Cariou was a partner in, and vice president of, Hydrodyne/ FPI Inc., a well-known space components supplier. Previously, Mr. Cariou has executed various corporate turn-arounds in the manufacturing industry, including aerospace.

    MR. RICHARD A. SANTA. Mr. Santa has served as Vice President, Chief Financial Officer and Secretary of the Company since October 1996 and served as interim Chief Financial Officer from August 1996 to October 1996. Prior to joining the Company in August 1996, Mr. Santa was a private investor. Mr. Santa was Corporate Controller of Scott Sports Group Inc. from September 1993 to April 1996. Earlier in his career, Mr. Santa was a senior manager with Price Waterhouse where he was employed for ten years.

    MR. JOHN G. BANKER. Mr. Banker has served as Vice President, Marketing and Sales, Clad Metal Division since June 2000. From June 1996 to June 2000,
Mr. Banker was President of CLAD Metal Products Inc. From 1977 to June 1996, Mr. Banker was employed by the Company in various technical, sales, and management positions, holding the position of Senior Vice President, Sales and New Business Development from June 1991 to July 1995.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 2000, the Board of Directors held seven meetings. The Board currently has an Audit Committee and a Compensation Committee.

    The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent accountants to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During the year ended December 31, 2000, the Audit Committee was expanded from two to three non-employee directors who meet the definition of "independent directors" under the National Association of Securities Dealers' listing standards, and as of December 31, 2000 was composed of Mr. Dean K. Allen, Dr. George W. Morgenthaler, and Mr. Gerard Munera. The Audit Committee met twice during such fiscal year.

    In June 2000, the Board adopted a written Charter of the Audit Committee which requires that, commencing on or before June 14, 2001, the Audit Committee be comprised of three or more independent directors, at least one of whom has relevant financial or accounting experience.

    The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and non-employee directors under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During the year ended December 31, 2000, the Compensation Committee was composed of four non-employee directors, Mr. Michel Philippe, Mr. Bernard Hueber, Mr. Dean K. Allen and Dr. George W. Morgenthaler. It met once during such fiscal year.

    During the fiscal year ended December 31, 2000, each Board member attended 75% or more of the meetings of the Board and of the committees on which he served that were held during the period for which he served as a director or committee member, respectively.

                                   PROPOSAL 2
              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 2001 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the annual meeting. Arthur Andersen LLP has audited the Company's financial statements since 1991. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Although stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise, the Board is submitting the selection to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Arthur Andersen LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's common stock as of July 31, 2001 by: (i) each person or group known by the Company to be the beneficial owner of more than 5% of the Company's common stock, (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all executive officers and directors of the Company as a group.

                                                                   BENEFICIAL
                                                                  OWNERSHIP(1)
                                                              --------------------
                                                               NUMBER     PERCENT
NAME AND ADDRESS(2) OF BENEFICIAL OWNER                       OF SHARES   OF TOTAL
---------------------------------------                       ---------   --------
SNPE, Inc. (3)..............................................
  101 College Road East
  Princeton, NJ 08540                                         2,763,491    55.09

Mr. Yvon Pierre Cariou......................................         --       --

Mr. Richard A. Santa(4).....................................     72,775     1.43

Mr. John G. Banker..........................................      6,010        *

Mr. Bernard Hueber(4).......................................      7,500        *

Mr. Dean K. Allen(4)........................................     37,000        *

Mr. Bernard Fontana(4)......................................      7,500        *

Dr. George W. Morgenthaler(4)...............................    107,778     2.14

Mr. Michel Philippe(4)......................................      7,500        *

Mr. Bernard Riviere(4)......................................      7,500        *

Dr. Gerard Munera(4)........................................      7,500        *

All executive officers and directors as a group (5) (10
  persons)..................................................    261,063     5.05

------------------------

*   Less than 1%

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 5,016,125 shares outstanding on July 31, 2001, adjusted as required by rules promulgated by the SEC.

(2) Unless otherwise indicated, the address of each beneficial owner is c/o Dynamic Materials Corporation, 5405 Spine Road, Boulder, Colorado 80301.

(3) The information reported is based solely on information contained in the Form 4 filed by each of SNPE, Inc., SOFIGEXI, and Groupe SNPE. Each reported that it had shared voting and investment power and beneficial ownership of 2,763,491 shares.

(4) Amounts reported include shares subject to stock options exercisable within 60 days of July 31, 2001 as follows: Mr. Santa, 66,250 shares; Mr. Hueber, 7,500 shares; Mr. Allen, 25,000 shares; Mr. Fontana, 7,500 shares;
    Dr. Morgenthaler, 25,000 shares; Mr. Philippe, 7,500 shares; Mr. Riviere, 7,500 shares; and Mr. Munera, 7,500 shares. Shares of common stock subject to options that are exercisable within 60 days of July 31, 2001 are deemed to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing any other person's percentage ownership.

(5) The amount reported includes 153,750 shares subject to stock options exercisable within 60 days of July 31, 2001. The applicable percentage is based on 5,169,875 shares outstanding, which includes shares subject to stock options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC an initial report of ownership and to report changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that a Form 3 was filed late by Gerard Munera relative to his being named a director of the Company.

FINANCIAL PERFORMANCE

    The following graph compares the performance of the common stock with the Nasdaq Non-Financial Stocks Index and the Nasdaq Composite (US) Index. The comparison of total return (change in year end stock price plus reinvested dividends) for each of the years assumes that $100 was invested on December 29, 1995 in each of the Company, Nasdaq Non-Financial Stocks Index and the Nasdaq Composite (US) Index with investment weighted on the basis of market capitalization. Historical results are not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Total Return Analysis

                 DYNAMIC                NASDAQ             NASDAQ
          Materials Corporation  Non-Financial Stocks  Composite (US)
12/29/95                $100.00               $100.00         $100.00
12/29/96                $340.91               $121.48         $123.14
12/31/97                $290.91               $142.20         $150.69
12/31/98                $136.36               $208.73         $212.51
12/31/99                 $43.20               $408.72         $394.92
12/29/00                 $36.36               $238.48         $237.62

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    During 2000, each non-employee director of the Company received a quarterly retainer of $2,000 for the first three quarters and $1,000 for the fourth quarter of the year; per meeting fees of $2,000 for attendance at non-telephonic Board meetings during the first three quarters of the year and of $1,000 thereafter; $500 for attendance at telephonic Board meetings; and $500 for attendance at committee meetings through the first three quarters and $250 thereafter. In the fiscal year ended December 31, 2000, the aggregate compensation paid to all non-employee directors was $72,000. The members of the Board of Directors are also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings, in accordance with Company policy. Since January 1, 2001, each non-employee director of the Company has received a quarterly retainer of $1,000 and per meeting fees of $1,000 for attendance at non-telephonic Board meetings, $500 for attendance at telephonic Board meetings and $250 for attendance at committee meetings.

    Each non-employee director of the Company also receives automatic grants of non-statutory stock options under the Company's Amended and Restated 1997 Equity Incentive Plan. Upon the initial election or appointment of a non-employee director to the Company's Board of Directors, such director is automatically granted, without further action by the Company, the Board of Directors or the stockholders of the Company, a non-statutory option to purchase 7,500 shares of common stock. On the date of each annual meeting of the Company's stockholders, each person who is then a non-employee director is automatically granted an option to purchase that number of shares of common stock of the Company determined by multiplying 5,000 shares by a fraction, the numerator of which is the number of days the person continuously has been a non-employee director since the date of the last annual meeting as of the date of grant and the denominator of which is 365. The exercise price of such options may not be less than 85% of the fair market value of the common stock subject to the option on the date of the option grant. The options may be exercised as provided in each option agreement which typically states that the option may not be exercised until the date upon which the option holder has provided one year of continuous service as a non-employee director following the date of grant of the option. The term of each option is 10 years. If the non-employee director's continuous status as a director terminates, the option will terminate on the earlier of its expiration date and three months following the date of such termination.

    During the fiscal year ended December 31, 2000, the Company granted options covering an aggregate of 47,500 shares to seven individuals serving as non-employee directors of the Company, at a weighted-average exercise price of $1.33 per share. During the fiscal year ended December 31, 2000, options for an aggregate of zero shares of common stock were exercised by individuals currently serving as non-employee directors.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

    The following table shows compensation awarded or paid to, or earned by, the Company's executive officers during the fiscal years ended December 31, 2000, 1999, and 1998:

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                               ANNUAL COMPENSATION                   AWARDS
                                                          -----------------------------   ----------------------------
                                    FISCAL                              OTHER ANNUAL                      ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR     SALARY($)   BONUS($)   COMPENSATION($)(1)   OPTIONS(#)   COMPENSATION($)
---------------------------        --------   ---------   --------   ------------------   ----------   ---------------
Yvon Pierre Cariou...............    2000       23,130     10,000              --               --             --
  President and Chief Executive
  Officer(2)
Richard A. Santa.................    2000      157,037     16,500              --           10,000          6,537(3)
  Vice President, Chief Financial    1999      136,930         --              --           10,000          6,021(4)
  Officer and Secretary              1998      124,730     30,000              --           40,000          6,305(5)
John G. Banker...................    2000       65,866     10,000              --               --          1,528(7)
  Vice President, Sales and
  Marketing(6)
Joseph P. Allwein................    2000      136,107         --              --           20,000          6,290(9)
  President and Chief Executive      1999      209,167         --          51,701(10)       40,000          5,379(11)
  Officer(8)                         1998      127,381     75,000              --           62,500          5,966(12)

------------------------

(1) Except as disclosed in this column, the amount of perquisites provided to each of the above officers did not exceed the lesser of $50,000 or 10% of total salary and bonus for each fiscal year.

(2) Mr. Cariou joined the Company in November 2000.

(3) Includes $1,287 of life insurance premiums and $5,250 of matching contributions under the 401(k) plan.

(4) Includes $1,021 of life insurance premiums and $5,000 of matching contributions under the 401(k) plan.

(5) Includes $1,305 of life insurance premiums and $5,000 of matching contributions under the 401(k) plan.

(6) Mr. Banker joined the Company in June 2000.

(7) Includes $1,528 of life insurance premiums.

(8) Mr. Allwein joined the Company in March 1998 and terminated employment with the Company in August 2000.

(9) Includes $1,040 of life insurance premiums and $5,250 of matching contributions under the 401(k) plan.

(10) Includes $42,817 for the cost of a Company-provided apartment and $8,884 for the cost of a Company-provided automobile.

(11) Includes $1,212 of life insurance premiums and $4,167 of matching contributions under the 401(k) plan.

(12) Includes $995 of life insurance premiums and $4,971 of matching contributions under the 401(k) plan.

                             STOCK OPTION EXERCISES

    The Company grants options to its executive officers under its Amended and Restated 1997 Equity Incentive Plan. As of July 31, 2001, options to purchase a total of 453,750 shares were outstanding under this plan and options to purchase 397,250 shares remained available for grant thereunder.

    The following table shows for the fiscal year ended December 31, 2000, certain information regarding options exercised by, and held at year-end by, the Company's above-referenced officers:

       OPTION EXERCISES IN FISCAL 2000 AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF
                                                                       SECURITIES
                                                                       UNDERLYING       VALUE OF UNEXERCISED
                                                                      UNEXERCISED           IN-THE-MONEY
                                                                       OPTIONS AT            OPTIONS AT
                                                                   DECEMBER 31, 2000    DECEMBER 31, 2000(1)
                                         SHARES                    ------------------   ---------------------
                                       ACQUIRED ON      VALUE         EXERCISABLE/          EXERCISABLE/
NAME                                   EXERCISE(#)   REALIZED($)     UNEXERCISABLE          UNEXERCISABLE
----                                   -----------   -----------   ------------------   ---------------------
Yvon Pierre Cariou...................          --           --           -/-                    -/-

Richard A. Santa.....................          --           --        55,000/30,000             -/-

John G. Banker.......................          --           --           -/-                    -/-

------------------------

(1) i.e., value of options for which the fair market value of the common stock at December 31, 2000 ($1.00) exceeds the exercise price.

EMPLOYMENT AGREEMENTS

    Mr. Cariou has an employment agreement with the Company under which he is entitled to receive six months salary in the case of termination of Mr. Cariou's employment without cause.

    Mr. Santa has an employment agreement with the Company under which he is entitled to receive 26 weeks of salary if (i) he is involuntarily terminated without cause or (ii) there is a change of control of the Company.

    Mr. Banker has an employment agreement with the Company for a five-year term ending June 16, 2005. The agreement provides that if the Company terminates
Mr. Banker's employment involuntarily without cause, he is entitled to receive his base salary for a period ending in the later of (i) six months from the date of termination or (ii) the fifth anniversary of the date of the agreement, provided that he continues to comply with the applicable provisions of the agreement.

                         REPORT OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

    The Audit Committee, as of December 31, 2000, was comprised of Mr. Dean K. Allen, Dr. George W. Morgenthaler, and Mr. Gerard Munera, each of whom are independent as such term is defined in Rule 4200(a)(15) of the NASD listing standards. As required by the written Charter of the Audit Committee adopted by the Board of Directors in June, 2000 and included with last year's proxy statement for the 2000 annual meeting, the Audit Committee reviewed and discussed the audited financial statements for the Company with the Company's management. The Audit Committee has also discussed with Arthur Andersen, the Company's independent accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee has received from Arthur Andersen the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with Arthur Andersen that firm's independence. Nothing came to the attention of the Audit Committee that caused the Audit Committee to believe that the audited financial statements contain any materially misleading information or omit any material information. Based upon these discussions and the Audit Committee's review, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

    The Audit Committee also reviewed and discussed the fees paid, as listed below, to Arthur Andersen during the last fiscal year for audit and non-audit services and has determined that the provision of the non-audit services are compatible with Arthur Andersen's independence. For fiscal year 2000, the Company paid Arthur Andersen aggregate fees of approximately $105,900.

AUDIT FEES

    The Company paid Arthur Andersen approximately $67,000 for aggregate fees billed for professional services rendered for the audit of the Company's 2000 annual financial statements and review of the Company's 2000 quarterly financial statements.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    Arthur Andersen did not render financial information systems design and implementation services and therefore no fees were billed for such services.

ALL OTHER FEES

    The Company paid Arthur Andersen approximately $38,900 in aggregate fees for other professional services, including services associated with proxy filings, federal and state tax compliance, an Internal Revenue Service audit, and business advisory services.

                                          Audit Committee Members
                                          Dean K. Allen
                                          George W. Morgenthaler
                                          Gerard Munera

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee of the Board, which is composed of four non-employee members of the Board. The Compensation Committee reviews compensation arrangements of all executive officers of the Company and recommends certain arrangements to the Board for approval. In reviewing the compensation of individual executive officers, the Compensation Committee takes under consideration published industry compensation surveys, compensation paid to executive officers at other comparable companies, current market conditions and the recommendations of management.

COMPENSATION PHILOSOPHY

    The Company's compensation philosophy is to (i) provide a compensation program that will be able to attract and retain high caliber managerial talent,
(ii) provide compensation opportunities that are competitive with those provided by other comparable companies, and (iii) create a balance between short-term performance measures and long-term strategic direction and decisions through incentive programs which are linked to stockholder value. Available forms of executive compensation include base salary, annual performance bonuses and stock options.

BASE SALARY

    Base salary for executive officers is determined in the same manner as that of other salaried employees. Salary guidelines are established by comparing the responsibilities of the individual's position in relation to similar positions in comparable companies. Individual salaries are determined considering the person's performance against certain corporate objectives, such as successful execution of the Company's strategy, comparisons of budgeted amounts to actual amounts and overall profitability of the Company.

BONUS PLAN

    The Bonus Plan, an annual incentive award plan, is a variable pay program for officers and other senior managers of the Company to earn additional annual cash compensation. The actual incentive award earned depends on the extent to which the Company or division objectives are achieved. At the start of each year, the Compensation Committee and the Board review and approve the performance objectives for the Company and individual officers. The Company's objectives consist of operating, strategic and financial goals that are considered critical to the Company's fundamental long-term goal--building stockholder value.

    After the end of the year, the Compensation Committee evaluates the degree to which the Company has met its goals and establishes a total bonus award pool under the Bonus Plan. Individual awards are determined by evaluating each participant's performance against personal objectives and allocating a portion of the award pool base upon a participant's contribution during the year. Awards are paid in cash in January or February following the performance year.

AMENDED AND RESTATED 1997 EQUITY INCENTIVE PLAN

    The 1997 Plan authorizes the Compensation Committee, or its designee, to grant incentive or non-statutory stock options to purchase shares of the Company's common stock. The purpose of the 1997 Plan is to enable the Company to attract, retain and motivate its employees and to enable employees to participate in the long-term growth of the Company by providing for or increasing the proprietary interest of such employees in the Company. Periodic grants are generally made annually to eligible employees, with additional grants being made upon commencement of employment and, occasionally, following a significant change in job responsibilities, scope or title. Grants to executive officers under the 1997 Plan are designed to align a portion of the executive's compensation with the long-term interests of the Company's stockholders.

                                          Compensation Committee Members
                                          Dean K. Allen
                                          Michel Philippe
                                          George W. Morgenthaler
                                          Bernard Hueber

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with the acquisition of Spin Forge, the Company advanced $280,000 to the seller thereof. Prior to the acquisition, the seller was owned and controlled by Mr. Joseph Allwein and his spouse. Later in 1998, Mr. Allwein was named President and Chief Executive Officer of the Company and served in that capacity until his resignation in the third quarter of 2000. The advance was made to allow the seller to retire certain debt that was outstanding on land and buildings that the Company currently leases from the seller and on which the Company holds a purchase option. The Company also agreed to make additional advances to the seller in connection with future principal payments that the seller was required to make to satisfy debt obligations relating to the property. The Company made additional advances totaling $74,588 during 1999, bringing the balance outstanding to $354,588 as of December 31, 1999. No additional advances were made during 2000. The outstanding balance was paid in full the first quarter of 2000.

    On March 16, 2001, the Company announced that it had reached agreement to acquire 100% of the stock of Nobelclad Europe S.A. ("Nobelclad") and Nitro Metall Aktiebolag ("Nitro Metall") from Nobel Explosifs France ("NEF"). Nobelclad and Nitro Metall operate cladding businesses located in Rivesaltes, France and Likenas, Sweden, respectively, which generated combined revenues of approximately $10.5 million in calendar year 2000. NEF is wholly owned by Groupe SNPE and is a sister company to SNPE, Inc., which owns 55.09% of the Company's common stock. The acquisition closed on July 3, 2001. The purchase price was financed through a $4.0 million intercompany note agreement between the Company and SNPE, Inc. and the assumption of 9.5 million French francs in third party bank debt associated with Nobelclad's acquisition of Nitro Metall from NEF prior to the Company's purchase of Nobelclad stock.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,
                                          /s/ RICHARD A. SANTA
                                          RICHARD A. SANTA
                                          Vice President, Chief Financial
                                          Officer and Secretary
                                          August 2, 2001

    Accompanying this proxy statement is a copy of the Company's Annual Report to Stockholders, which includes the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2000. ADDITIONAL COPIES OF THE ANNUAL REPORT AND THE FORM 10-K ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, DYNAMIC MATERIALS CORPORATION, 5405 SPINE ROAD, BOULDER, COLORADO 80301.

                                   APPENDIX A
PROXY                                                                      PROXY

                         DYNAMIC MATERIALS CORPORATION
                    5405 SPINE ROAD, BOULDER, COLORADO 80301

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
           FOR THE ANNUAL MEETING OF STOCKHOLDERS--SEPTEMBER 13, 2001

    The undersigned hereby constitutes and appoints Yvon Pierre Cariou and Richard A. Santa, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Dynamic Materials Corporation to be held at 5405 Spine Road, Boulder, Colorado on September 13, 2001, at 9:00 a.m. local time, and at any postponements, continuations and adjournments thereof, on all matters coming before said meeting.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card.

    PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                         DYNAMIC MATERIALS CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. (X)

1.   ELECTION OF DIRECTORS  FOR all nominees                                    WITHHOLD AUTHORITY
                            (EXCEPT AS MARKED TO THE CONTRARY BELOW) / /        TO VOTE FOR ALL NOMINEES / /

(INSTRUCTION) TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE
                     BOX NEXT TO THE NOMINEE'S NAME BELOW)

            George W. Morgenthaler / /            Bernard Fontana / /

2.  Ratification of Selection of Accountants
            / /  FOR            / /  AGAINST            / /  ABSTAIN

3.  Upon such other matters as may properly come before the meeting
            / /  FOR            / /  AGAINST            / /  ABSTAIN
    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3.

                                             Dated: ______________________, 2001

                                              Signature(s) _____________________

                                              __________________________________

 PLEASE MARK, SIGN AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD GIVE A TITLE AS SUCH. IF THE SIGNER IS A
    CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY AUTHORIZED OFFICER.